UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 13, 2017

________________________________

CAPRICOR THERAPEUTICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-34058	88-0363465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8840 Wilshire Blvd., 2nd Floor, Beverly Hills, CA (Address of principal executive offices)	90211 (Zip Code)

(310) 358-3200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On November 14, 2013, Nile Therapeutics, Inc. (now known as Capricor Therapeutics, Inc.), (“Capricor”), entered into that certain Amended and Restated Technology License Agreement (the “Amended Mayo Agreement”) with the Mayo Foundation for Medical Education and Research (“Mayo”) with respect to the licensing of rights to Cenderitide (“CD-NP”), and a synthetic natriuretic peptide known as CU-NP. The Amended Mayo Agreement was filed as Exhibit 10.35 to Capricor’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2014.

On February 13, 2017, Capricor provided Mayo with a notice of termination of the Amended Mayo Agreement pursuant to Section 7.03 of the Amended Mayo Agreement, thereby relinquishing all rights previously licensed by Mayo to Capricor with respect to CD-NP and CU-NP. Capricor has provided 90 days’ notice of the effectiveness of termination, but Mayo has indicated to Capricor that it considers the Amended Mayo Agreement to be terminated as of February 14, 2017 due to an ongoing dispute with Mayo regarding the payment of certain fees incurred in the prosecution of the intellectual property rights licensed by Mayo to Capricor, which fees Capricor does not deem to be material in amount. Capricor elected to terminate the Amended Mayo Agreement so that it may focus its resources and efforts on its cell therapy (CAP-1002) and exosomes (CAP-2003) programs which are advancing clinically in various disease indications.

On February 16, 2017, Capricor issued a press release announcing the termination of the Amended Mayo Agreement and discussing related matters. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.         Financial Statements and Exhibits.

(d) Exhibits.

99.1       Press Release, dated February 16, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAPRICOR THERAPEUTICS, INC.

Date: February 16, 2017	By:	/s/ Linda Marbán, Ph.D.
Linda Marbán, Ph.D.
Chief Executive Officer